Exhibit 10.34

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKLEY CAUSE COMPETITIVE HARM TO EAGLE PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

CONFIDENTIAL                            EXECUTION VERSION
SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT (this “Agreement”) is hereby entered into and made effective as of the date it has been executed by all parties hereto (the “Effective Date”) by and between Eli Lilly and Company (“Lilly”) and Eagle Pharmaceuticals, Inc. (“Eagle”). Lilly and Eagle are referred to herein individually as a “Party” and collectively, as the “Parties.”
WHEREAS, Lilly owns Orange Book listed United States Patent No. 7,772,209 (the “Asserted Lilly Patent”) and, in the Orange Book, the Asserted Lilly Patent has the Patent Use Code, U-1296;
WHEREAS, Lilly is the holder of New Drug Application (“NDA”) No. 021462, which is approved by the Food and Drug Administration (“FDA”) for the manufacture and sale of pemetrexed for injection in 100 mg/vial and 500 mg/vial dosage strengths which Lilly has marketed in the United States under the brand name ALIMTA®;
WHEREAS, Eagle is the holder of 505(b)(2) New Drug Application (“505(b)(2) NDA”) No. 209472, submitted to FDA seeking approval for the manufacture and sale in the United States of generic pemetrexed for injection in a 25 mg/mL, 500 mg vial product, and containing a certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) alleging that the Asserted Lilly Patent is invalid, unenforceable and/or not infringed;
WHEREAS, Lilly contends that the Asserted Lilly Patent is valid and enforceable and that the manufacture, use, sale, offering for sale, or importation of the Eagle Product (as defined below) in the United States would infringe the Asserted Lilly Patent;
WHEREAS, Lilly and Eagle are involved in litigation in the United States District Court for the District of Delaware (the “District Court”), namely Civil Action No. 1:17-cv-01293-MSG (the “Patent Infringement Lawsuit”), concerning the alleged infringement by Eagle of the Asserted Lilly Patent resulting from the filing by Eagle of the Eagle NDA (as defined below), the related certification pursuant to 21 U.S.C. § 355(b)(2)(A)(iv), and a related Eagle allegation that the Patent Use Code U-1296 is incorrect;
WHEREAS, Lilly and Eagle are involved in litigation in the United States District Court for the District of Delaware (the “District Court”), namely Civil Action No. 1:18-cv-01121-MSG (the “Antitrust Lawsuit”), concerning an alleged antitrust violation by Lilly with respect to the Asserted Lilly Patent and its Patent Use Code listing in the Orange Book (together with the Patent Infringement Lawsuit collectively referred to herein as the “Lawsuits”);
WHEREAS, the Parties desire and agree to enter into this Agreement to avoid the costs, uncertainty, and risk associated with continued litigation of these matters and to permit entry of the Eagle Product prior to the expiration of the Asserted Lilly Patent and its pediatric exclusivity upon the terms and subject to the conditions set forth herein;
WHEREAS, this Agreement is the only agreement between the Parties related to the settlement of the Lawsuits relating to the alleged infringement of the Asserted Lilly Patent with respect to the Eagle NDA and the Eagle Product and the alleged anti-competitive behavior by Lilly with respect to the Asserted Lilly Patent;
WHEREAS, no Party has received any consideration from the other Party for its entry into this Agreement other than that which is described in this Agreement; and
NOW, THEREFORE, in consideration of the mutual agreements herein contained and the consideration described herein, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	DEFINITIONS

1.1
“Affiliate” means, with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) of a business entity means the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other ownership interest in such entity; or the direct or indirect ownership of the power to direct the management and policies of the other entity by any means whatsoever.

1.2	“ALIMTA®” means pemetrexed for injection in 100 mg/vial and 500mg/vial dosage strengths that is the subject of Lilly’s NDA No. 021462, and any other dosage strengths added to NDA No. 021462.

1.3	“ALIMTA® Generic Product” means a Generic Pharmaceutical Product, other than the Eagle Product, whose RLD is ALIMTA®, or any Authorized Generic Product.

1.4	“Authorized Generic Product” means a pharmaceutical product sold in the Territory pursuant to and under the Lilly NDA, but marketed without the ALIMTA® trademark or any successor trademark thereto.

1.5	“Calendar Year” means each successive period of twelve months commencing on January 1 and ending on December 31.

1.6
“Control” means, with respect to any patent right or regulatory exclusivity, the possession (whether by ownership or license) by Lilly or its Affiliates of the ability to grant to Eagle a license, waiver or other access as provided herein to such patent right or regulatory exclusivity, without violating the terms of any agreement or other arrangement with any Third Party or Eagle being obligated to pay any royalties or other consideration therefor.

1.7
“Eagle NDA” means Eagle’s 505(b)(2) NDA No. 209472, submitted to FDA seeking approval for the manufacture and sale in the United States of generic pemetrexed for injection in a 25 mg/mL, 500 mg vial product, and any amendments and supplements thereto including any additional indications that are approved by the FDA for the Lilly NDA, whether approved before or after the Effective Date but not including any amendment or supplement that converts Eagle’s 505(b)(2) NDA to an ANDA under 505(j).

1.8	“Eagle Product” means the NDA product that is the subject of the Eagle NDA.

1.9	“Eagle Quarter” means each of the four (4) thirteen (13) week periods with respect to the United States, commencing on January 1 of any calendar year.

1.10
“Final Court Decision” means a decision (i) by a court of competent jurisdiction, or (ii) by the United States Patent and Trademark Office in an inter partes review, post grant review, or other similar proceeding proceeding, in each of clauses (i) and (ii) on the merits (e.g., after a trial or summary judgment motion) of the asserted patent claims, whereby such court enters final judgment of invalidity, unenforceability and/or non-infringement (as applicable) from which no appeal (other than a petition to the United States Supreme Court for a writ of certiorari) has been or can be taken. For the avoidance of doubt, any settlement, consent judgment entered as part of any settlement, withdrawal or dismissal of any action or dispute without a decision on the merits of the asserted patent claims (whether such settlement, consent judgment, withdrawal or dismissal is with or without prejudice, and whether or not such claims may be relitigated) shall not be deemed a Final Court Decision.

1.11	“Generic Pharmaceutical Product” means any product that is the subject of an ANDA and/or any product that is the subject of a 505(b)(2) NDA.

1.12	“License Effective Date” means the earliest to occur of the following:

(a)	February 1, 2022; and

(b)	[***]; and

(c)
the date that Lilly authorizes a Third Party to sell an ALIMTA® Generic Product in the Territory, other than an Authorized Generic Product as described in subsection (e) of this Section 1.12, [***]; and

(d)	the date of a Final Court Decision in favor of a Third Party holding all of the then adjudicated claims of the Asserted Lilly Patent to be invalid, not infringed and/or unenforceable; and

(e)
the date on which a Third Party (under license or authorization from Lilly), or Lilly or a Lilly Affiliate, first sells in the Territory an Authorized Generic Product. Lilly shall provide Eagle with written advance notice, not less than 120 days prior to the date a Third Party (under license or authorization from Lilly), or Lilly or a Lilly Affiliate is authorized to sell an Authorized Generic Product, if such date is prior to February 1, 2022. For the avoidance of doubt, this subsection shall not apply in the event of a launch of an Authorized Generic Product by Lilly in response to an at-risk Third Party launch as described in Section 3.12; and

(f)	the date of expiration, disclaimer, abandonment, cancellation, or dedication to the public of all the claims of the Asserted Lilly Patent subject to the Appeals.

1.13
“Licensed Patents” means the Asserted Lilly Patent and any continuations, continuations-in-part, divisionals, reissues and reexaminations thereof, and any other patents owned or Controlled by Lilly or its Affiliates that are listed now or in the future in the Orange Book as covering the Lilly NDA products.

1.14	“Lilly NDA” means Lilly’s NDA No. 021462 and any amendments or supplements thereto.

1.15
“Net Sales” means, with respect to the Eagle Product, the gross amount invoiced by Eagle, its Affiliates or its Sublicensee of such Product to Third Parties (“Gross Sales”), less (a) bad debts related to such Product, (b) sales returns and allowances actually paid, granted or accrued, including, trade, quantity and cash discounts, and other adjustments, including, those granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursement, fees or similar payments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, or other institutions or health care organizations, (c) prompt pay discounts, and (d) adjustments arising from consumer discount programs or other similar programs or arising in connection with any Eagle discount or savings program. Net Sales shall be determined from books and records maintained in accordance with GAAP, as consistently applied by Eagle with respect to sales of all its drug products; for the sake of clarity, any charge or allowance identified under this Section shall be counted once. Sales and other transfer of Eagle Product between Eagle and its Affiliates will not give rise to Net Sales.

1.16	“Orange Book” means FDA’s publication entitled Approved Drug Products with Therapeutic Equivalence Evaluations.

1.17
“Other Lilly Patents” means, other than the Licensed Patents, any other patents or patent applications owned or Controlled or licensed, now or in the future, by Lilly or any of its Affiliates that claim or cover the making, using, selling, offering for sale or importation of the Eagle Product in or for the Territory.

1.18	“Pediatric Exclusivity” means the period of Regulatory Exclusivity awarded to a drug product during which FDA may not approve another drug product pursuant to 21 U.S.C. 355a(b)-(c).

1.19	“Regulatory Exclusivity” means any grant by the FDA with respect to an NDA or ANDA that precludes final FDA approval of another application during the term of the exclusivity.

1.20	“RLD” means Reference Listed Drug, i.e., a drug that an ANDA or 505(b)(2) NDA references for investigations to show that the drug that is the subject of the ANDA or 505(b)(2) is approvable by the FDA.

1.21	“Royalty Term” means the period commencing on the License Effective Date and ending upon the earliest of the following:

(a)	the date of a Final Court Decision in favor of a Third Party holding all of the then adjudicated claims of the Asserted Lilly Patent to be invalid, non-infringed and/or unenforceable;

(b)	the date of expiration, disclaimer, abandonment, cancellation, or dedication to the public of the Asserted Lilly Patent with surviving patent term and any regulatory exclusivity attached thereto; and

(c)	May 24, 2022.

1.22	“Territory” means the United States of America, its territories, possessions, protectorates, and the Commonwealth of Puerto Rico.

1.23	“Third Party” means any entity or person that is not a Party or an Affiliate of a Party.

2.	SETTLEMENT; DISMISSAL; RELEASE

2.1	All of the terms and conditions set forth in this Agreement shall be binding on the Parties as of the Effective Date.

2.2	The Parties are entering into this Agreement in an effort to avoid the costs, uncertainty, and risk associated with the continued litigation of these matters.

2.3
Dismissal of Litigation. Within three (3) business days after the Agreement Effective Date, the Parties shall file the Stipulations of Dismissal attached as Exhibits A and B. The Stipulations of Dismissal shall dismiss all claims and defenses with prejudice, with each Party to bear its own fees and costs. If for any reason the District Court raises an objection to either or both of the Stipulations of Dismissal as drafted or requires that the Parties modify either or both of the Stipulations of Dismissal, the Parties agree to confer promptly and in good faith in order to take action consistent with this Agreement to secure entry of the Stipulations of Dismissal as drafted or with agreed-upon modifications; provided that nothing contained herein shall be deemed to require a Party to agree to a modification of this Agreement or the Stipulations of Dismissal that materially affects the economic value of the transactions contemplated hereby.

2.4
FTC Review. Each Party shall submit this Agreement (including all attachments hereto) to federal antitrust agencies, i.e., the U.S. Federal Trade Commission (“FTC”) and U.S. Department of Justice (“DOJ”) within ten (10) business days of its execution. The Parties hereby agree that they will work in good faith to resolve any related issues and endeavor to modify this Agreement in view of any objections from such federal antitrust agencies, but no Party shall be required to accept any terms that materially change or modify the purposes of this Agreement. Each Party reserves the right to communicate separately with the FTC and/or DOJ regarding such filings as it believes appropriate, provided, however, that each Party will keep the other Party reasonably informed of such communications.

2.5
Release. In consideration of the mutual execution of this Agreement and the mutual agreement to be legally bound by the terms hereof, Lilly and Eagle each on behalf of itself and its predecessors, successors, assigns, shareholders, officers, directors, employees, trustees, agents, representatives, licensees, licensors, parents, subsidiaries and Affiliates and all others claiming by, through and under them, hereby fully, finally, irrevocably and forever releases, relinquishes, acquits and discharges the other Party and its predecessors, successors, assigns, shareholders, officers, directors, employees, trustees, agents, representatives, licensees, licensors, parents, subsidiaries, Affiliates, customers, suppliers, importers, attorneys, manufacturers, distributors and insurers, if any, from any and all claims, demands, causes of action, liabilities, losses, all manner of actions, judgments, settlements, interest, damages, punitive damages and other damages or costs of whatever nature (including costs, expenses, and attorneys’ fees), whether known or unknown, foreseen or unforeseen, certain or contingent, accruing on or before the Effective Date, arising out of, derived from, predicated upon, or relating to the Eagle Product and the Eagle NDA or its filing, the Licensed Patents and Other Lilly Patents, or the Patent Infringement Lawsuit; provided, however, that nothing herein shall prevent or impair the right of either Party to bring a proceeding in the forum set forth in Section 8.2 of this Agreement for a breach of this Agreement or any representation, warranty, or covenant herein, or with respect to any product other than the Eagle Product.

2.6
Unknown Claims. Each Party, on behalf of itself and its Affiliates, hereby expressly waives and relinquishes any and all provisions, rights and benefits conferred by Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Further, each Party, on behalf of itself and its Affiliates, expressly waives and relinquishes all rights and benefits afforded by any law in any other jurisdiction similar to Section 1542 of the California Civil Code.

2.7
No Assignment of Claims. Each Party represents, warrants and covenants that it has not heretofore assigned or transferred, and will not assign or otherwise transfer, to any person or entity any matters released by such Party in Section 2.5, and each such Party agrees to indemnify and hold harmless the other Party and the other persons and entities released under Section 2.5 from and against all such released matters arising from any such alleged or actual assignment or transfer.

2.8
Reliance on Agreement. Neither Party shall seek to rely upon or enter this Agreement or any admission herein into evidence in any proceeding other than a proceeding related to a claimed breach of this Agreement.

3.	LICENSE AND COVENANT NOT TO SUE

3.1
Lilly and its Affiliates hereby grant to Eagle and its Affiliates a non-transferable (except as permitted under Section 8.10), non-exclusive license under the Licensed Patents to manufacture, have manufactured, use, sell, offer to sell, and import the Eagle Product in the Territory as of and following the License Effective Date provided that such foregoing license to sell shall be limited to not more than nineteen thousand two hundred (19,200) vials of the Eagle Product in the Territory prior to April 1, 2022, but shall be unlimited thereafter. Eagle and its Affiliates shall not have any right to sublicense its rights under the foregoing license except to an exclusive (even as to Eagle) sublicensee (“Sublicensee”). Eagle and its Affiliates shall not have any right to otherwise transfer or assign any of its rights under the foregoing license, except for any assignment expressly permitted under Section 8.10.

3.2
The license rights under Section 3.1 as to the Eagle Product will begin on the License Effective Date. Eagle will not, and will cause its Affiliates not to, directly or indirectly, sell, have sold, offer to sell, or have offered for sale any of the Eagle Product in the Territory prior to the License Effective Date except as expressly permitted under Section 3.3 or 3.5.

3.3
Limited License. Subject to the terms and conditions of this Agreement, effective as of the dismissal set forth in Section 2.3, Lilly hereby grants to Eagle and its Affiliates a non-exclusive limited license (which may be sublicensed to the Sublicensee) in the Territory under the Licensed Patents, and any foreign counterparts thereto, and any other Lilly-owned patent, patent application, or intellectual property right, whether arising and/or acquired in the future or now-existing, sufficient to allow Eagle, prior to, as of and following the License Effective Date, to make, have made, import, have imported, have stored, and store the Eagle Product and otherwise take such steps in each case solely as reasonably necessary to develop inventory of, and obtain and maintain regulatory approval for, the Eagle Product for sale in the Territory as of and following the License Effective Date.

3.4
Covenant not to sue. Lilly and its Affiliates covenant not to sue, assert any claim or otherwise participate in any action or proceeding against or take any action to interfere with, Eagle and its Affiliates, the Sublicensee, and their importers, suppliers, distributors, and customers, or support or encourage any Third Party to sue, for infringement of the Licensed Patents or Other Lilly Patents with respect to Eagle’s or its Affiliates’ or its Sublicensee (i) making, having made, using, selling, offering for sale, distributing and importation of the Eagle Product in or for the Territory as of and following the Effective Date pursuant to the terms of this Agreement, and (ii) maintaining with FDA a “Paragraph IV Certification” for the Eagle NDA under 21 U.S.C. § 355(b)(2)(A)(iv).

Lilly shall impose the foregoing covenant not to sue on its Affiliates and any Third Party to which Lilly or any of its Affiliates may assign, license or otherwise transfer any rights to enforce the applicable Licensed Patents or Other Lilly Patents. Lilly will ensure that any and all of its Licensees also comply with this provision.

3.5
Pre-marketing Rights. Subject to the terms and conditions of this Agreement, including Sections 3.1 – 3.4, Eagle or its Sublicensee may engage in discussions with potential customers to make them aware of the upcoming availability of the Eagle Product in the Territory, engage in customary pre-launch marketing activities, other than entry into contracts with potential customers and distributors, beginning not earlier than sixty (60) days prior to the commencement of the Royalty Term, so long as such communications and other activities with potential customers and distributors make explicit that Eagle’s Product will not be available for sale in the Territory prior to the License Effective Date (“Pre-Marketing”). Eagle or its Sublicensee may enter into contracts with potential customers and distributors beginning not earlier than January 2, 2022.

3.6
Covenant not to challenge Licensed Patents. Except to the extent required by law or order of a court or administrative agency of competent jurisdiction, only to the extent of any license contained in this Agreement and solely with respect to the Eagle Product, Eagle shall not, and shall cause its Affiliates (and Sublicensee, as applicable) not to: (i) challenge, dispute or contest the validity, enforceability, patentability, priority of invention or other claim to priority, or patent term adjustment of the Licensed Patents or assert non-infringement of the Licensed Patents, in any proceeding in the United States Patent and Trademark Office (“USPTO”) (e.g., reexamination, inter partes proceeding, protest, observation, comment, opposition, third-party submission, post-grant proceeding, inter panes review, post grant review, covered business method review, derivation proceeding, interference or other action) or any United States court proceedings, and (ii) knowingly assist or join any proceeding with any Third Party challenging, disputing or contesting the validity, enforceability, patentability, priority of invention or other claim to priority, or patent term adjustment, or asserting non-infringement of any of the Licensed Patents. For the avoidance of doubt, nothing herein shall prevent Eagle (or its Sublicensee as applicable) (a) from maintaining a “Paragraph IV Certification” under 21 U.S.C. § 355(b)(2)(A)(iv) for the Eagle NDA, or (b) from challenging, disputing or contesting the validity, enforceability, patentability, priority of invention or other claim to priority, or patent term adjustment of the Licensed Patents or asserting non-infringement of the Licensed Patents, in the event that Lilly or its Affiliates breach this Agreement (and fail to cure such breach as set forth in this Agreement) or assert that the Eagle Product or the Eagle NDA infringes any of the Licensed Patents.

3.7
Waiver of Lilly Regulatory Exclusivity. Lilly waives, as to the Eagle NDA only, any Regulatory Exclusivity awarded to Lilly relating to pemetrexed, whether existing now or in the future, including any Pediatric Exclusivity in effect for the Lilly NDA. If requested, Lilly shall promptly provide to Eagle and the FDA a letter waiving Regulatory Exclusivity. The written consent shall be suitable for submission to the FDA and be in substantially the form set forth in Exhibit C.

3.8
Waiver of 30-month stay. Lilly acknowledges that the entry of the Parties’ Stipulation of Dismissal in the Patent Infringement Lawsuit will terminate the 30-month stay of approval of the Eagle NDA that was put into effect pursuant to 21 U.S.C. § 355(c)(3)(C). For clarity, to the extent necessary, Lilly waives the 30-month stay. If requested, Lilly shall promptly provide to Eagle and the FDA a letter waiving any 30-month stay. The written consent shall be suitable for submission to the FDA and be in substantially the form set forth in Exhibit C.

3.9
Lilly Consent to Approval of Eagle NDA. Lilly hereby consents to the final FDA approval of the Eagle NDA, and the entry of the Parties’ Stipulation of Dismissal shall permit the FDA to grant final regulatory approval to the Eagle NDA (subject to the Eagle NDA meeting other regulatory requirements), pursuant to 21 U.S.C. § 355(c)(3)(C)(ii)(I)(bb) and 21 C.F.R. §§ 314.107(b)(3)(iii)(B). If requested by the FDA, Lilly shall promptly provide to Eagle and the FDA written consent, pursuant to 21 C.F.R. § 314.50(i)(3), that the FDA may grant final regulatory approval to the Eagle NDA, pursuant to 21 C.F.R. §§ 314.107(b)(3)(vi). The written consent shall be suitable for submission to the FDA and be in substantially the form set forth in Exhibit D. Lilly shall promptly submit this correspondence to the FDA in connection with the Lilly NDA, and promptly confirm to Eagle that it has done so. Eagle shall then, in connection with the Eagle NDA, also submit to the FDA a copy of Lilly’s correspondence to Eagle.

3.10
Lilly Regulatory Covenants. Except as required by law, directly requested by FDA or for reasons that relate to the safety and/or efficacy of any pharmaceutical product, Lilly and its Affiliates shall not: (a) initiate any activity in the Territory against the Eagle NDA or the Eagle Product for the purpose of: (i) interfering with Eagle’s efforts to obtain or maintain FDA approval of the Eagle Product and the Eagle NDA or (ii) interfering with Eagle’s or its Sublicensee’s efforts to launch the Eagle Product in the Territory as of the License Effective Date under the terms provided by this Agreement; (b) delist ALIMTA® with the FDA; or (c) delete, remove, designate as “obsolete” or cancel any National Drug Code(s) or any other relevant code(s) for ALIMTA® from the applicable National Drug Data File maintained by First Databank (or any successor or equivalent organization) prior to the License Effective Date. Nothing in this Agreement shall be interpreted as Lilly or its Affiliates consenting to the accuracy or sufficiency of any scientific, medical, bioequivalence, regulatory, or other information contained in the Eagle NDA, and no action or activities of the FDA or any Third Party with respect to any regulatory exclusivity held by a Third Party shall be deemed a breach by Lilly or any of its Affiliates of this Section 3.11, unless Lilly initiated, supported or assisted such activity.

3.11
Eagle Covenant. Other than as expressly set forth in this Agreement, including Sections 3.3, 3.5 and 3.12, neither Eagle nor its Affiliates nor its Sublicensee shall market, offer for sale, sell, take orders for or distribute the Eagle Product in the Territory before the License Effective Date, and Eagle shall not authorize a Third Party to do the same. The Parties agree that any violation of the foregoing by Eagle or its Affiliates would cause irreparable harm to Lilly and understanding this, Eagle hereby irrevocably and unconditionally consents to immediate entry of a temporary restraining order, preliminary injunction and permanent injunction in the event such relief is needed to prevent such harm in the event of a violation or imminent threat of a violation of the foregoing by Eagle or its Affiliates or the Sublicensee or any Person acting on their behalf.

3.12
At Risk Launch by Third Party. If, prior to the License Effective Date, a Third Party, without the assistance, aid, or encouragement of Eagle, launches an ALIMTA® Generic Product in the Territory without license or authorization from Lilly, then Eagle or its Sublicensee may launch the Eagle Product in the Territory “at risk”. The Parties agree that in the event of an “at risk” launch by Eagle as provided for in this paragraph, the Licenses for the Eagle Product granted in paragraphs 3.1 and 3.3 shall remain in place and the “at risk” launch by Eagle or its Sublicensee pursuant to this provision shall not be deemed a breach of this Agreement. It is expressly agreed that any sales by Eagle or its Sublicensee pursuant to any such launch would not be licensed by Lilly and that Eagle would be liable to Lilly for damages as a result of such launch in the amount of Eagle’s profits on the “at risk” sales of the Eagle Product as described in this Section. It is further agreed that if, after the launch of the Eagle Product pursuant to this provision, but prior to the License Effective Date, Lilly is successful by order, agreement or otherwise in having the Third Party cease sales of its ALIMTA® Generic Product in the Territory, then Eagle or its Sublicensee shall cease sales of the Eagle Product as of the business day after the Third Party is required to cease sales of its product as notified to Eagle by Lilly (provided that Lilly also ceases sales of any Authorized Generic Product launched in response to the Third Party launch as of the same date).

3.13	[***]

4.	PAYMENTS

4.1
Royalty Payment. During the Royalty Term, Eagle shall pay to Lilly a royalty of 1.0 % of the Net Sales of the Eagle Product (“Royalty Rate”) during each Eagle Quarter (“the Net Sales Royalty”). The Net Sales Royalty calculation will be delivered in writing by Eagle to Lilly within 45 days of each applicable Eagle Quarter, and will include the Gross Sales of the Eagle Product in the Territory during such Eagle Quarter, royalty rate applied, and the Net Sales Royalty payable with respect to such Net Sales (each, a “Net Sales Statement”). Within 45 days following the end of each applicable Eagle Quarter, Eagle will pay the Net Sales Royalty in United States dollars by wire transfer to an account designated in writing by Lilly.

4.2	Right to audit.
4.2.1    During the Royalty Term and for a period one year after expiration of the Royalty Term, Lilly will have the right, a single time, to engage an independent nationally recognized public accounting firm chosen by Lilly and reasonably acceptable to Eagle (which accounting firm will not be the external auditor of Lilly, will not have been hired or paid on a contingency basis and will have experience auditing generic pharmaceutical companies) (a “CPA Firm”) to conduct an audit of Eagle for the purposes of confirming Eagle’s compliance with the Net Sales Royalty provisions of this Agreement. The fees charged by the CPA Firm will be paid by Lilly unless any additional royalties owed exceed 5% of the royalties paid for the royalty period subject to the audit, in which case Eagle will pay the reasonable fees of the CPA Firm.
4.2.2    The CPA Firm will be given access to and will be permitted to examine such books and records of Eagle relating to sale of the Eagle Product as it will reasonably request, upon prior written notice having been given to Eagle, during regular business hours, for the sole purpose of determining compliance with the Net Sales Royalty provisions of this Agreement. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably acceptable to Eagle with respect to the information to which it is given access and will not contain in any report or otherwise disclose to Lilly or any Third Party any information labeled by Eagle as being confidential customer information regarding pricing or other competitively sensitive proprietary information.
4.2.3    If the CPA Firm concludes that Eagle has complied with the Net Sales Royalty Provisions of this Agreement, it shall confirm Eagle’s compliance to Lilly and not provide a report to Lilly regarding its audit. If the CPA Firm concludes that Eagle has not complied with the Net Sales Royalty Provisions of this Agreement, Lilly and Eagle will be entitled to receive a full written report of the CPA Firm with respect to its findings and Lilly will provide, without condition or qualification, Eagle with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following Lilly’s receipt of same. In the event of any dispute between Lilly and Eagle regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within 4 weeks of delivery to both Parties of the CPA Firm’s report, the Parties will agree on an internationally recognized independent certified public accounting firm (other than the CPA Firm) to resolve the dispute, and such accounting firm’s determination will be binding on both Parties, absent manifest error by such accounting firm.
4.2.4    Within 60 days after completion of the CPA Firm’s audit, Eagle will pay to Lilly any deficiency in the Net Sales Royalty amount determined by the CPA Firm. If the report of the CPA Firm shows that Eagle overpaid, then Eagle will be entitled to off-set such overpayment against any Net Sales Royalty then owed to Lilly. If no royalty is then owed to Lilly, then Lilly will remit such overpayment to Eagle.

4.3
Taxes. Where required by law, Eagle shall have the right to withhold applicable taxes from any payments to be made by Eagle to Lilly pursuant to this Agreement. Eagle shall provide Lilly with receipts from the appropriate taxing authority for all payments of taxes withheld and paid by Eagle to such authorities on behalf of Lilly within 60 days. Lilly shall have the right to appeal to the appropriate taxing authority any such withholding and payment of such taxes. Notwithstanding the foregoing, if Eagle assigns its payment obligations to an Affiliate or a Third Party, and such assignment results in a greater amount of withholding tax which may be subtracted from payments to Lilly than if Eagle had fulfilled its payment obligations to Lilly directly, such Affiliate or Third Party shall increase the payment to Lilly such that the amount received by Lilly after such income tax withholding is equal to the amount Lilly would have received if Eagle had fulfilled such payment obligations to Lilly directly.

4.4
No other compensation. Other than as explicitly set forth (and as applicable) in this Agreement, Eagle will not be obligated to pay any additional fees, royalties or other payments of any kind to Lilly under this Agreement.

5.	TERM / TERMINATION

5.1
Term. Unless earlier terminated in accordance with the terms of this section, the term of this Agreement will commence on the Effective Date and will remain in effect until the expiration of the last to expire of the Licensed Patents and Other Lilly Patents and the waived regulatory exclusivities.

5.2
Termination for Cause. The Parties agree that the sale or distribution of the Eagle Product in the Territory prior to the License Effective Date, other than as set forth in Section 3.12, shall constitute a material breach, and Lilly may terminate this Agreement if Eagle fails to cure such a breach within seven (7) days of written notice thereof. In addition, Lilly or Eagle may terminate this Agreement at any time in the event that the other Party has materially breached this Agreement for any other reason and fails to cure such material breach within fifteen (15) days of written notice thereof. In the event that either Party contests the other Party’s termination of this Agreement under this Section 5.2, the Parties shall both continue to perform their respective obligations under this Agreement until the resolution of any such contested termination. The Parties further agree that any breach by Eagle of their covenants set forth in Section 3.6 and Section 3.11 is a material breach of this Agreement, that any such breach must be cured by Eagle within (7) days of written notice thereof, and that in the absence of a cure, Lilly shall be entitled, in its sole discretion, to immediately terminate this Agreement.

5.3	Effect of Expiration or Termination. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination.

6.	CONFIDENTIALITY

6.1
Except to enforce this Agreement or unless otherwise agreed to by the Parties in writing or as required by law, the Parties, their Affiliates and their respective employees, officers, directors and other representatives shall not publish or otherwise disclose the contents of this Agreement or confidential information shared pursuant to this Agreement, except that (a) each Party may disclose this Agreement (i) to its attorneys, advisors, consultants, agents, and representatives who are subject to obligations of confidentiality consistent with this Agreement and (ii) if either Party becomes required to disclose this Agreement by law, subpoena, regulation or order of a court or administrative agency, or as otherwise required by law, including reporting requirements to the U.S. Securities and Exchange Commission or by the rules or regulations of any stock exchange to which the Parties are subject, (b) Eagle may communicate with FDA on a confidential basis as of the Effective Date concerning approval of the Eagle NDA and the covenants and waivers provided for herein and, if necessary to effectuate this Agreement, provide a copy of this Agreement. In the event disclosure is required under the foregoing clause (a)(ii), the Party making such disclosure shall (1) provide the other Party with as much advance notice as reasonably practicable of the required disclosure, (2) cooperate with the other Party in an attempt to prevent or limit the disclosure, and (3) limit any disclosure to the specific purpose at issue. Notwithstanding anything contrary in this Agreement (and not subject to the limitations in the immediately preceding sentence), either Party may disclose without limitation a copy of this Agreement, including any exhibits, schedules, ancillary agreements, and amendments thereto in response to a valid request by a U.S., foreign, state, provincial, or local tax authority and the Party making such disclosure shall limit any disclosure to the specific purpose at issue and take all reasonable steps to maintain confidentiality.

6.2	Eagle shall issue a press release consistent with Exhibit E attached hereto.

7.	REPRESENTATION / WARRANTIES

7.1	Each Party represents and warrants to the other, as of the Effective Date, that:

(a)
Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)	This Agreement has been duly executed by such Party and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms;

(d)
The execution, delivery, and performance of this Agreement does not conflict with any agreement, instrument, or understanding, oral or written, to which such Party is bound nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it;

(e)
Such Party represents and warrants that it has been advised by its counsel of its rights and obligations under this Agreement and enters into this Agreement freely, voluntarily, and without duress; and

(f)	Such Party represents and warrants that it is not relying on any promises, inducements, or representations other than those provided herein.

7.2
Eagle’s Representations and Warranties. As of the Effective Date, Eagle represents and warrants that Eagle is the true owner of the Eagle NDA, and has received no notice or claim and knows of no reason for the assertion of any notice or claim contesting its ownership of the Eagle NDA. For any breach of this Section 7.2, Lilly shall have the immediate right to terminate this Agreement.

7.3	Lilly’s Representations and Warranties. As of the Effective Date, Lilly represents and warrants that:

(a)
it is the owner of each of the Licensed Patents (to the extent in existence as of the Effective Date) and has not assigned them. Any assignment by Lilly of its rights in any of the Licensed Patents will be subject to all obligations and terms of this Agreement, and the assignee will be bound by the terms of this Agreement. Lilly has not received any written communication challenging Lilly’s ownership of any Licensed Patents;

(b)	it has the authority to grant to Eagle the covenant not to sue set forth in this Agreement;

(c)	it is the owner of the Lilly NDA and has full control over the Pediatric Exclusivity pertaining to the Lilly NDA;

(d)
it has sole authority to waive with respect to the Eagle NDA, pursuant to Sections 3.8-3.9, any and all Regulatory Exclusivities in effect for the Lilly NDA or any other Lilly NDA relating to pemetrexed, including Lilly’s NDA No. 021462, and any 30-month stay which are required to be waived to enable full approval of the Eagle NDA; and

(e)
during the relevant License term and subject to Eagle’s compliance with this Agreement, it will not initiate any legal, administrative, regulatory or other action against Eagle, any person involved in the production, and/or supply of any Eagle Product, or any Eagle customer or other person obtaining Eagle Product, to interfere with Eagle’s ability to secure supply of, or otherwise make, use, offer to sell or sell, Eagle Product. Nothing in this section shall be construed to limit Lilly’s ability to communicate with the FDA or any other regulatory or other government authority in relation to the Lilly NDA regarding health, safety or efficacy matters.

7.4	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW.

8.	GENERAL PROVISIONS

8.1
Waiver. None of the provisions of this Agreement will be considered waived by any Party unless such waiver is agreed to, in writing, by authorized agents of such Party. The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law will not be deemed a waiver of any rights of any Party.

8.2
Choice of Law and Remedies. This Agreement and any dispute arising out of or related to this Agreement shall be governed and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles. This Agreement does not limit or restrict the remedies available to any Party for the breach of another Party, and the Parties expressly reserve any and all remedies available to them, at law or in equity, for breach of this Agreement or otherwise.

8.3
Costs. Each Party shall each bear its own costs and legal fees associated with the negotiation and preparation of, and performance under, this Agreement and any activities related to the implementation of this Agreement.

8.4
Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect to such matters.

8.5
Notice. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon a Party, if delivered by a reputable overnight express courier service (charges prepaid), or if sent by facsimile to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person as follows:

If to Lilly:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana, 46285, USA
Attention: General Counsel

with a copy to:	Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana, 46285 USA
[***]

with a copy to:	[***]
Williams & Connolly LLP
725 12th Street, NW
Washington, DC 20005
Fax: [***]

If to Eagle:	Eagle Pharmaceuticals, Inc.
50 Tice Blvd, Suite 315
Woodcliff Lake, NJ 07677
Attention: [***]
With copy to:
[***]
with a copy to (with such copy not constituting notice):
[***]
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654

with a copy to (with such copy not constituting notice):
[***]
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Such notices will be deemed to have been given on the date delivered in the case of personal delivery or overnight courier or on the date actually received in the case of facsimile delivery.

8.6
Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If, however, any provision of this Agreement is held to be invalid, illegal, or unenforceable for any reason, the Parties shall negotiate in good faith for a substitute provision to continue the intent and purpose of such invalid provisions, and the validity, legality, and enforceability of the remaining provisions shall not be in any way impaired thereby.

8.7	Amendments. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

8.8
Descriptive Headings. The captions and descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

8.9	Third-Party Benefit. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Third Party.

8.10
Assignment. Neither Party will assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) without prior written notice to the other Party not less than 60 days prior to such assignment becoming effective; provided, however, that either Party may assign this Agreement without such prior notice (a) to any Affiliate of such assigning Party (for as long as such assignee remains an Affiliate of such Party); or (b) to any successor entity in the case of a merger, consolidation, change in control or sale of all or substantially all of the assets related to this Agreement. No assignment will be valid unless the permitted assignee(s) assumes all obligations of its assignor under this Agreement. No assignment will relieve any assigning Party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 8.10 will be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

8.11
Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a telecopy machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

ELI LILLY AND COMPANY By: /s/ Michael J. Harrington Name: Michael J. Harrington Title: Senior Vice President and General Counsel Date: 12/13/19	EAGLE PHARMACEUTICALS, INC. By: /s/ Pete A. Meyers Name: Pete A. Meyers Title: CFO Date: 12/13/19

EXHIBIT A
Patent Infringement Lawsuit Stipulation of Dismissal
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

ELI LILLY AND COMPANY, Plaintiff v. EAGLE PHARMACEUTICALS, INC., Defendant.	Civ. A. No. 17-cv-01293-MSG

STIPULATION OF DISMISSAL
Pursuant to Rules 41(a)(1) and 41(c) of the Federal Rules of Civil Procedure, Plaintiff Eli Lilly and Company (“Lilly”) and Defendant Eagle Pharmaceuticals, Inc. (“Eagle”) hereby stipulate and agree that Lilly’s action against Eagle and Eagle’s action against Lilly, including all claims and defenses asserted by Lilly against Eagle and all claims and defenses asserted by Eagle against Lilly, are hereby dismissed with prejudice. All parties shall bear their own costs, disbursements and attorneys’ fees.
Respectfully submitted,

EXHIBIT B
Antitrust Lawsuit Stipulation of Dismissal
IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELA WARE

EAGLE PHARMACEUTICALS, INC., Plaintiff v. ELI LILLY AND COMPANY, Defendant.	Civ. A. No. 18-cv-01121-MSG

STIPULATION OF DISMISSAL
Pursuant to Rule 41(a)(1) of the Federal Rules of Civil Procedure, Plaintiff Eagle Pharmaceuticals, Inc. (“Eagle”) and Defendant Eli Lilly and Company (“Lilly”) hereby stipulate and agree that Eagle’s claims against Lilly are hereby dismissed with prejudice. All parties shall bear their own costs, disbursements and attorneys’ fees.
Respectfully submitted,

EXHIBIT C
EXCLUSIVITY CORRESPONDENCE
RELINQUISHMENT OF ANY EXCLUSIVITY AS TO EAGLE NDA NO. 209472
Food and Drug Administration
[insert applicable address]
RE: NDA No. 021462
PRODUCT: ALIMTA® (pemetrexed disodium) Injection 100 mg/vial and 500 mg/vial
Dear Sir or Madam:
Eli Lilly and Company (“Lilly”) submits this Relinquishment of Exclusivity solely as to Eagle’s 505(b)(2) NDA No. 209472 (“Eagle NDA”) for pemetrexed for injection in a 25 mg/mL, 500 mg vial product. The Reference Listed Drug for the Eagle NDA is Lilly’s ALIMTA® product.
The Eagle NDA was previously blocked from final FDA approval at least due to a 30-month stay, expiring on February 8, 2020, in effect by virtue of Lilly’s filing of a Complaint for patent infringement against the Eagle NDA within 45 days of receipt of Eagle’s Notice of Paragraph IV Certification for the Eagle NDA. On         , this litigation was terminated pursuant to a Stipulation of Dismissal submitted by the parties to the litigation and entered by the U.S. District Court for the District of Delaware. The parties submitted the Stipulation of Dismissal pursuant to a Settlement Agreement entered into between Lilly and Eagle. A copy of the Stipulation of Dismissal is enclosed.
Pursuant to the terms of the license, Lilly also granted to Eagle a selective waiver of any unexpired periods of pediatric and/or other statutory or regulatory exclusivities that might be listed in the Orange Book in connection with NDA 021462 for ALIMTA with respect to Eagle NDA No. 209472. Accordingly, Lilly hereby selectively waives its right to any unexpired periods of pediatric and/or other statutory or regulatory exclusivities listed in connection with NDA 021462, including any pediatric exclusivity associated with U.S. Patent No. 7,772,209, and/or any other patent(s) listed in the Orange Book in connection with NDA 021462 as such exclusivities would otherwise apply to Eagle NDA No. 209472.
For the avoidance of doubt, Lilly waives neither any 30-month stay nor any exclusivity as to any NDA or ANDA other than the Eagle NDA.

EXHIBIT D
CONSENT TO FINAL REGULATORY APPROVAL AS TO EAGLE NDA NO. 209472
Food and Drug Administration
[insert applicable address]
RE: NDA No. 021462
PRODUCT: ALIMTA® (pemetrexed disodium) Injection 100 mg/vial and 500 mg/vial
Dear Sir or Madam:
Eli Lilly and Company (“Lilly”), the owner of U.S. Patent No. 7,772,209 listed in the Food and Drug Administration’s (“FDA’s”) Approved Drug Products with Therapeutic Equivalence Evaluations (“Orange Book”) for ALIMTA®, approved under NDA No. 021462 and also held by Lilly, is writing to provide FDA with consent to grant final regulatory approval of the 505(b)(2) NDA 209472 submitted by Eagle Pharmaceuticals, Inc. (the “Eagle NDA”).
The Eagle NDA was previously blocked from final FDA approval at least due to a 30-month stay, expiring on February 8, 2020, in effect by virtue of Lilly’s filing of a Complaint for patent infringement against the Eagle NDA within 45 days of receipt of Eagle’s Notice of Paragraph IV Certification for the Eagle NDA. On XXX, this litigation was terminated pursuant to a Stipulation of Dismissal submitted by the parties to the litigation and entered by the U.S. District Court for the District of Delaware. The parties submitted the Stipulation of Dismissal pursuant to a Settlement Agreement entered into between Lilly and Eagle. A copy of the Stipulation of Dismissal is enclosed.
FDA’s regulation at 21 C.F.R. § 314.50(i)(3) provides that if a company has submitted a 505(b)(2) application to the Agency containing a Paragraph IV certification to a patent listed in the Orange Book for the Listed Drug, here ALIMTA, and “[i]f the patent owner consents to [final] approval of the 505(b)(2) application (if otherwise eligible for approval) as of a specific date, the 505(b)(2) application must contain a written statement from the patent owner that it has a licensing agreement with the applicant and that it consents to approval of the 505(b)(2) application as of a specific date.” Similarly, FDA’s regulation at 21 C.F.R. § 314.107(b)(3)(vi) concerning 505(b)(2) application approval provides that “[i]f before the expiration of the 30-month period . . . the patent owner or the exclusive patent licensee (or their representatives) agrees in writing that the 505(b)(2) application. . . may be approved any time on or after the date of consent, approval may be granted on or after that date.”
Consistent with the Consent to Approval regulations identified above, as well as 21 C.F.R. § 314.107(e)(2), which requires prompt submission of such consent by the 505(b)(2) applicant to FDA, Lilly, the owner of U.S. Patent No. 7,772,209, hereby consents to the approval of Eagle NDA No. 209472 as of the date of this letter.

Exhibit E

[SEE PRESS RELEASE OF EAGLE PHARMACEUTICALS, INC.
DATED DECEMBER 13, 2019]

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